Exhibit 10.1

QC Holdings Inc.

Annual Incentive Plan

Adopted December 6, 2011

The QC Holdings, Inc. Annual Incentive Plan structure for the covered officers listed below (the “Covered Officers”) of the Company is adopted for calendar year 2012 and thereafter, subject to review and revision by the Compensation Committee from time to time, in its sole and absolute discretion.

1. An annual incentive pool (the “Annual Incentive Pool”) for the Covered Officers will be established each year in an amount equal to the Distribution Percentage specified by the Compensation Committee at the time of establishment of the terms of each Annual Incentive Plan times the actual EBITDA of the Company for the year. The Compensation Committee will set the Distribution Percentage for each level of EBITDA of the Company and the ranges of those EBITDA levels for the year at the time the Compensation Committee establishes the Annual Incentive Plan for that year.

2. The Covered Officers who will share in the Annual Incentive Pool and the percentages (the “Sharing Percentages”) in which those Covered Officers will share in the Annual Incentive Pool will be set by the Compensation Committee in conjunction with the establishment of the terms of each Annual Incentive Plan.

3. 90% of the Annual Incentive Pool will be distributed to the Covered Officers in the Sharing Percentages established by the Compensation Committee in conjunction with the adoption of each Annual Incentive Plan.

4. Up to 10% of the Annual Incentive Pool will be distributed by the Compensation Committee to any or all of the Covered Officers in the sole discretion of the Compensation Committee, based on the performance of the Company and the Covered Officers for the year, such determination to be made by the Compensation Committee after the close of each year of the Company at the Committee’s annual review of Company financial performance and executive compensation for that year.

5. For purposes of the Annual Incentive Plan, “EBITDA” means the earnings of the Company from continuing operations for the calendar year, plus interest expense, taxes, depreciation and amortization, plus equity-based compensation expense, plus or minus, as applicable, other unusual expenses or revenues for the calendar year as may be approved by the Compensation Committee at the time of confirmation of the Annual Incentive Pool for each calendar year. In conjunction with each Annual Incentive Plan, the Compensation Committee may make such adjustments to the definition of EBITDA as it sees fit for that year.

6. The Compensation Committee retains the authority to interpret the terms of each Annual Incentive Plan, to amend, modify or suspend the Annual Incentive Plan at any time, in its sole and absolute discretion, to pay discretionary bonuses to any executive officer of the Corporation in addition to or in lieu of any payment under any Annual Incentive Plan and to modify, amend or adjust the Covered Officers, the Distribution Percentages, the EBITDA levels corresponding to each Distribution Percentage, the Sharing Percentages and the definition of EBITDA under an Annual Incentive Plan to adjust for any events or circumstances that were not foreseen as of the date of each Annual Incentive Plan award.

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